                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

FORM 3                                                      OMB APPROVAL

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                                                       OMB NUMBER:  3235-0104
                                                       Expires:  April 30, 1997
                                                       Estimated average burden
                                                       hours per response...0.5

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              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

      Filed pursuant to Section16(a)of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

Pedersen                     Gary                              W.
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  (Last)                       (First)                             (Middle)

 Rt. 3, Box 145
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                                    (Street)

 Meeker                             OK                              74855
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  (City)                             (State)                          (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

     10/29/97
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3. IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####
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4. Issuer Name and Ticker or Trading Symbol

     ZymeTx, Inc. "ZMTX"
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5. Relationship of Reporting Person to Issuer:
       (Check all applicable)

                    Director                    10%  Owner
           -----                           ------
              X   Officer (give            Other (Specify
           -----   title below)     ------        below)

               Vice President for Marketing and Sales
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6. If Amendment, Date of Original   (Month/Day/Year)
       10/29/97
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             Table 1 -- Non-Derivative Securities Beneficially Owned

1.Title of Security 2.Amount of Securities 3.Ownership Form: 4. Nature of In-
  (Instr. 4)          Beneficially Owned     Direct (D) or      direct Bene-
                     (Instr. 4)              Indirect (I)       ficial Owner-
                                            (Instr. 5)          ship (Instr.5)
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Common Stock                -0-
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over) (Print or Type Responses) SEC 1473 (8-92)


FORM 3 (continued) Table II-Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities) -

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1. Title of Derivative  2. Date Exer-  3. Title and Amount of Securities Under-
   (Instr. 4)              cisble and     lying Derivative Security
                           Expiration     (Instr. 4)
                           Date        ----------------------------------------
                           (Month/Day/
                             Year)                                   Amount
                        ---------------                                or
                       Date       Expira-       Title                Number
                       Exer-      tion                                 of
                       cisable    Date                               Shares

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Incentive Stock Options  6/5/98  6/5/07      Common Stock          20,000
                          (1)
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4. Conver-       5. Owner-       6. Nature of Indirect
   sion or          ship            Beneficial Ownership
   Exercise         Form of         (Instr. 5)
   Price of         Deriv-
   Deri-            ative
   vative           Security:
   Security         Direct
                    (D) or
                    Indirect
                    (I)
                    (Instr. 5)

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   $2.00              D
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Explanation of Responses:

1.  Vest at a rate of 25% on each of June 5, 1998, June 5, 1999 and June 5,
    2000.

                                        /s/ Gary W. Pedersen           10/31/97
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**International misstatements          **Signature of Reporting Person
or omissions of facts constitute

Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.